CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-170228 on Form N-2 of our report dated December 23, 2011, relating to the financial statements and financial highlights of First Trust Mortgage Income Fund, appearing in the Annual Report on Form N-CSR of First Trust Mortgage Income Fund for the year ended October 31, 2011, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP /s/

Chicago, Illinois
February 9, 2012